Exhibit 2.1 EXECUTION COPY AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006, among SEDGWICK CMS HOLDINGS, INC., GOSC MERGER CORP. and SECURITY CAPITAL CORPORATION

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS
SECTION 1.1	Certain Definitions
ARTICLE II	THE TRANSACTIONS
SECTION 2.1	The Merger
SECTION 2.2	Closing
SECTION 2.3	Effective Time
SECTION 2.4	Effects of the Merger
SECTION 2.5	Certificate of Incorporation
SECTION 2.6	Bylaws
SECTION 2.7	Directors
SECTION 2.8	Officers
ARTICLE III	EFFECT OF MERGER ON CAPITAL STOCK
SECTION 3.1	Conversion of Securities
SECTION 3.2	Employee Option Plans
SECTION 3.3	Appraisal Rights
SECTION 3.4	Exchange of Certificates
SECTION 3.5	Certain Tax Matters
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.1	Organization, Qualification and Corporate Power
SECTION 4.2	Subsidiaries
SECTION 4.3	Capitalization
SECTION 4.4	Authorization; Board Recommendation; Fairness Opinions; Stockholder Approval
SECTION 4.5	Noncontravention
SECTION 4.6	SEC Filings
SECTION 4.7	Financial Statements
SECTION 4.8	Taxes
SECTION 4.9	Compliance with Laws; Orders; Permits
SECTION 4.10	No Undisclosed Liabilities
SECTION 4.11	Tangible Personal Assets

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SECTION 4.12	Real Property
SECTION 4.13	Intellectual Property
SECTION 4.14	Absence of Certain Changes or Events
SECTION 4.15	Material Contracts
SECTION 4.16	Litigation; Orders
SECTION 4.17	Employee Benefits
SECTION 4.18	Labor and Employment Matters
SECTION 4.19	Environmental
SECTION 4.20	Insurance
SECTION 4.21	Transaction Fees
SECTION 4.22	Takeover Statutes Not Applicable
SECTION 4.23	Information Supplied
SECTION 4.24	Interested Party Transactions
SECTION 4.25	Referral Fees
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB
SECTION 5.1	Organization
SECTION 5.2	Authorization
SECTION 5.3	Noncontravention
SECTION 5.4	Buyer Financial Statements; Availability of Funds
SECTION 5.5	Solvency
SECTION 5.6	Brokers’ Fees
SECTION 5.7	Information Supplied
ARTICLE VI	COVENANTS
SECTION 6.1	Special Meeting; Proxy Statement
SECTION 6.2	Delisting
SECTION 6.3	Regulatory Matters and Approvals
SECTION 6.4	Consents
SECTION 6.5	Stockholder Litigation
SECTION 6.6	Operation of the Company’s Business

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SECTION 6.7	Access
SECTION 6.8	Notice of Developments
SECTION 6.9	No Solicitation
SECTION 6.10	Indemnification Following the Effective Time
SECTION 6.11	Section 16 Matters
SECTION 6.12	Taking of Necessary Action; Further Action
SECTION 6.13	Solvency Letter
SECTION 6.14	WC Minority Purchase Agreement
SECTION 6.15	Termination of Company 401(k) Plan
SECTION 6.16	Intercompany Agreement
SECTION 6.17	Tax Returns
SECTION 6.18	Adjustment Certificate
SECTION 6.19	Closing Payments
SECTION 6.20	Swap Agreement
ARTICLE VII	CONDITIONS TO OBLIGATIONS TO CLOSE
SECTION 7.1	Conditions to Obligations of the Buyer and Merger Sub
SECTION 7.2	Conditions to Obligations of the Company
ARTICLE VIII	TERMINATION; AMENDMENT; WAIVER
SECTION 8.1	Termination of Agreement
SECTION 8.2	Certain Fees and Expenses
SECTION 8.3	Effect of Termination
SECTION 8.4	Amendments
SECTION 8.5	Waiver
ARTICLE IX	MISCELLANEOUS
SECTION 9.1	Press Releases and Public Announcement
SECTION 9.2	No Third-Party Beneficiaries
SECTION 9.3	Entire Agreement
SECTION 9.4	Succession and Assignment
SECTION 9.5	Construction
SECTION 9.6	Notices

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SECTION 9.7	Governing Law
SECTION 9.8	Consent to Jurisdiction and Service of Process
SECTION 9.9	Headings
SECTION 9.10	Severability
SECTION 9.11	Expenses
SECTION 9.12	Indemnification; Survival of Representations, Warranties and Agreements
SECTION 9.13	Incorporation of Exhibits and Schedules
SECTION 9.14	Limited Recourse
SECTION 9.15	Specific Performance
SECTION 9.16	Counterparts
SECTION 9.17	Waiver of Jury Trial

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006 (this “Agreement”), among SEDGWICK CMS HOLDINGS, INC., a Delaware corporation (the “Buyer”), GOSC MERGER CORP., a Delaware corporation (“Merger Sub”), and SECURITY CAPITAL CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (a majority of which are independent directors) (the “Company Board”) has unanimously (a) determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), is fair to and in the best interests of the Company Stockholders and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the respective Boards of Directors of the Buyer and Merger Sub have (a) determined that the Merger is fair to and in the best interests of their respective stockholders and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, immediately following execution of this Agreement by the parties hereto, this Agreement will be submitted to the Buyer, as the sole stockholder of Merger Sub, and the Buyer, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the transactions contemplated by this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation and bylaws of Merger Sub; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company and the other holders of WC Holdings’ common stock and options (such holders, the “WC Minority Holders”) are entering into a stock purchase agreement (as in effect on the date hereof, the “WC Minority Purchase Agreement”), pursuant to which, immediately prior to the Closing, the Company will purchase (or WC Holdings will repurchase) all of the shares of WC Holdings common stock and options to acquire such shares held by the WC Minority Holders; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Buyer and the Majority Stockholders are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote all of their respective Company Shares in favor of the adoption of this Agreement; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, (i) concurrently with the execution and delivery of this Agreement, the Buyer and the Indemnifying Parties are entering into an indemnification agreement (the

“Indemnification Agreement”), pursuant to which, among other things, the Indemnifying Parties have agreed, subject to the terms thereof, to provide the Buyer with certain limited indemnification rights and (ii) at the Closing, the Buyer and the Indemnifying Parties will enter into an escrow agreement in the form of Exhibit C to the Indemnification Agreement (the “Escrow Agreement”), pursuant to which a portion of the Merger Consideration payable to the Indemnifying Persons and a portion of the consideration payable to the WC Minority Holders under the WC Minority Purchase Agreement will be placed into an escrow account, which escrow account will serve as the Buyer’s and Merger Sub’s sole source for recovery following the Closing for any losses pursuant to the Indemnification Agreement (except for claims of, or causes of action arising from, fraud).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

SECTION 1.1                 Certain Definitions.

(a)           When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Acquisition Agreement” has the meaning set forth in Section 6.9(c).

“Action” means any litigation, claim, action, suit, inquiry, hearing, proceeding or investigation.

“Adjustment Certificate” has the meaning set forth in Section 6.18.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise. Notwithstanding the foregoing, the parties agree that Persons in which Capital Partners Inc. or its Affiliates (including any investment fund managed by Capital Partners Inc. or its Affiliates) have made investments or purchased or Persons who are limited partners of any investment fund managed by Capital Partners Inc. or any of its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries solely by reason of such investment, purchase or equity ownership.

“Aggregate Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Special Meeting Expenses Adjustment Amount plus (b) the Debt Adjustment Amount.

“Agreement” has the meaning set forth in the preamble.

“Applicable Period” has the meaning set forth in Section 6.9(b).

“Benefit Plan” means any employee benefit plan, scheme, program, policy, arrangement, agreement or contract (including any “employee benefit plan” as defined in ERISA Section 3(3), and any deferred compensation, fringe benefit, stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA), in each case that is sponsored, maintained or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate (other than Capital Partners, Inc.) and under which any present or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any current or contingent right to payments or benefits or under which the Company or any of its Subsidiaries has, or would reasonably be expected to have, any current or contingent Liability (including any current or contingent Liability with respect to any employee benefit plan maintained by an ERISA Affiliate (other than Capital Partners, Inc.)).

“Board Recommendation” has the meaning set forth in Section 4.4(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.15.

“Capital Partners Advisory Services Agreement” has the meaning set forth in Section 6.16(b).

“Capital Partners Fees” has the meaning set forth in Section 6.16(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(c)(ii).

“Change in Recommendation” has the meaning set forth in Section 6.9(c).

“Class A Certificates” has the meaning set forth in Section 3.1(c)(i).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Preferred Stock” means the Class A Preferred Stock, par value $0.01 per share, of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Condition Change” has the meaning set forth in Section 6.8(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payments” has the meaning set forth in Section 6.19(e).

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Common Stock Certificates” has the meaning set forth in Section 3.1(c)(ii).

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company 401(k) Plan” has the meaning set forth in Section 6.15.

“Company Expenses” has the meaning set forth in Section 8.2(d).

“Company-Leased Real Property” has the meaning set forth in Section 4.12(b).

“Company Legal Fees” means an amount equal to (a) all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel (including Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A.) with respect to the period from January 1, 2006 through and including May 31, 2006 in connection with the transactions contemplated by this Agreement, including the sale process, the drafting, negotiation and execution of this Agreement, the WC Minority Purchase Agreement, the Voting Agreement, the Indemnification Agreement and the Escrow Agreement (all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel with respect to any period prior to January 1, 2006 in connection with the transactions contemplated by this Agreement being previously paid in full) plus (b) all amounts payable by the Company pursuant to second sentence of Section 7.14 of the WC Minority Purchase Agreement. For the purposes of clarity, the parties acknowledge that the Company Legal Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to their respective legal counsel prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which fees and expenses have been previously paid in full and resulted in a reduction in the purchase price payable under the Primrose Agreement.

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.13(b).

“Company Shares” means the Class A Common Stock and the Common Stock, collectively.

“Company Stockholders” means the stockholders of the Company.

“Company Stock Options” has the meaning set forth in Section 4.3(b).

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Credit Agreement” means that certain Second Amended and Restated Loan Agreement, dated March 31, 2005, by and between WC Holdings, CompManagement, Inc., CompManagement Health Systems, Inc., CompManagement Integrated Disability Services, Inc., CMI Management Company, CompManagement of Virginia, Inc., CompManagement Disability Services Company, CMI Barron Risk Management Services, Inc., KRAMMCO, Inc., Integrated Claim Strategies, Inc., Octagon Risk Services, Inc., Managed Care Holdings Corporation, Caronia Corporation and JPMorgan Chase Bank, N.A., as amended prior to the date hereof.

“Debt Adjustment Amount” means an amount (which shall be equal to zero or negative) equal to (a) $28,500,000 minus (b) the Target Date Debt Amount.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“DOJ” has the meaning set forth in Section 6.3(a).

“Drop Dead Date” has the meaning set forth in Section 8.1(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, as well as all applicable, final and binding judicial and administrative orders in effect as of the Closing Date, relating to pollution or protection of the environment, including, but not limited to, such statutes, regulations, ordinances and similar provisions relating to pollution or protection of the environment with respect to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who is a member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, a member of a group of trades or businesses (whether or not incorporated) under “common control” within the meaning of Section 414(c) of the Code that includes the Company or any Affiliate thereof or is considered to be a single employer with the Company or any Affiliate thereof within the meaning of Section 414(m) and/or Section 414(o) of the Code, or any predecessor of any of the foregoing.

“Escrow Agreement” has the meaning set forth in the recitals.

“Estimated Special Meeting Expenses” means $1,090,650, which amount represents the Company’s estimate of the Special Meeting Expenses.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Class A Shares” has the meaning set forth in Section 3.1(b)(i).

“Excluded Common Shares” has the meaning set forth in Section 3.1(b)(ii).

“Expenses” has the meaning set forth in Section 9.11.

“Fairness Opinions” has the meaning set forth in Section 4.4(c).

“Financial Advisors” has the meaning set forth in Section 4.4(c).

“Financing” has the meaning set forth in Section 5.4.

“FTC” has the meaning set forth in Section 6.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hill Street Capital Fees” means an amount equal to the aggregate amount payable by the Company to Hill Street Capital LLC (and its legal counsel) under the Hill Street Capital Engagement Letter in connection with the consummation of the transactions contemplated by this Agreement (regardless of whether such amounts have been paid by the Company prior to the Closing). For the purposes of clarity, the parties acknowledge that the Hill Street Capital Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to Hill Street Capital LLC prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which payment resulted in a reduction in the purchase price payable under the Primrose Agreement.

“Hill Street Capital Engagement Letter” means that certain Engagement Letter, dated January 4, 2006, between the Company and Hill Street Capital LLC, as amended prior to the date hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Agreement” has the meaning set forth in the recitals.

“Indemnifying Parties” means CP Acquisition, L.P., No. 1, FGS, Inc., Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh III, John H. F. Haskell, Jr., Edward W. Kelley, Jr., M. Paul Kelly, Robert M. Williams, Sr., William R. Schlueter, Stephen Brown and the WC Minority Holders.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the following persons: Brian D. Fitzgerald, William R. Schlueter, Stephen Brown, Kevin Lowry, Richard O’Connor, Richard T. Kurth and Jonathan R. Wagner, in each case after reasonable inquiry of the appropriate directors, officers and employees of the Company and its Subsidiaries.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Mailing Date” means the earlier of (i) the date that the definitive Proxy Statement is filed with the SEC and (ii) the date that the definitive Proxy Statement is mailed to the Company Stockholders.

“Majority Stockholders” means CP Acquisition, L.P. No. 1, FGS, Inc., Brian D. Fitzgerald and A. George Gebauer, collectively.

“Material Adverse Effect” means any material adverse effect on or change in the assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly, (a) resulting from general political, economic, financial, capital market or industry-wide conditions that do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of Persons engaged in the same businesses as the Company, (b) resulting from regulatory changes or changes in Law, in any jurisdiction other than the State of Ohio, or changes in GAAP that do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of Persons engaged in the same businesses as the Company, (c) resulting from any acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (d) primarily attributable to the announcement or other public disclosure of this Agreement, the transactions contemplated hereby or the identity of the Buyer (including any termination of, reduction in or similar negative impact on relationships with any customers or suppliers of the Company and its Subsidiaries primarily attributable to the announcement or performance of this Agreement or the identity of the Buyer) or (e) any breach by the Buyer or Merger Sub of this Agreement.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Notice of Change” has the meaning set forth in Section 6.8(a).

“Notice of Superior Proposal” has the meaning set forth in Section 6.9(c).

“Option Plans” has the meaning set forth in Section 4.3(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Other Contract” means each Contract entered into or amended after the date hereof that would have been required to be listed on Section 4.15(a) of the Disclosure Schedule if such Contract had been in effect as of the date hereof.

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Payment Fund” has the meaning set forth in Section 3.4(a).

“Permit” means any authorization, approval, consent, grant, easement, variance, exception, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due or that are being contested in good faith, (c) Liens which do not materially interfere with the present or proposed use of or materially detract from the value of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer or Merger Sub and (g) Liens set forth on Section 1.1 of the Disclosure Schedule.

“Per Share Adjustment Amount” means an amount (which may be positive or negative), rounded to the nearest penny, equal to (a) (i) the Aggregate Adjustment Amount minus (ii) the WC Adjustment Amount divided by (b) 7,358,477; provided that if the Per Share Adjustment Amount is between $0.01 and negative $0.01, the Per Share Adjustment Amount shall be deemed to equal zero.

“Per Share WC Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Debt Adjustment Amount divided by (b) 14,947.405.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Policies” has the meaning set forth in Section 4.20.

“Post-Closing Period” means, with respect to the Company and any of its Subsidiaries, any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Signing Change” has the meaning set forth in Section 6.8(a).

“Preferred Shares” means the Class A Preferred Stock and the Preferred Stock, collectively.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Primrose” means Primrose Holdings, Inc., a Delaware corporation.

“Primrose Agreement” means that certain Stock Purchase Agreement, dated as of February 10, 2006, among PHC Acquisition, Inc., Primrose, the Company, Jo Kirchner, Robert Benowitz, Derek Fuller, Jim Steger and Lee Scott.

“Primrose Companies” means, collectively, Primrose and its Subsidiaries.

“Primrose Dividend” means the payment by the Company of a dividend to the Company Stockholders in an amount equal to $9.04 per Company Share. The parties acknowledge that the aggregate amount of the Primrose Dividend shall not exceed $66,520,632.80.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Real Property Leases” has the meaning set forth in Section 4.12(b).

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other agents, advisors and representatives of such Person.

“Revised Estimated Special Meeting Expenses” has the meaning set forth in Section 6.18.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Securities Act” means the Securities Act of 1933.

“Settlement Agreement” means that certain Settlement Agreement and Release, dated as of March 9, 2006, by and among Paul A. Miller, Robert J. Bossart, CompManagement, Inc., CMI Management Company, CompManagement Health Systems, Inc., CompManagement Integrated Disability Services, Inc., WC Holdings and the Company.

“Settlement Payments” means the aggregate payments owed or payable in the future by the Company under the Settlement Agreement.

“Special Meeting” has the meaning set forth in Section 6.1(a).

“Special Meeting Expenses” means all fees and expenses payable by the Company and its Subsidiaries in connection with drafting, filing and mailing the Proxy Statement and holding the Special Meeting including (i) legal expenses of Hill Street Capital LLC in connection with the preparation of Hill Street Capital LLC’s Fairness Opinion, (ii) all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel (including Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A.) with respect to the period from June 1, 2006 through and including the Closing Date or pursuant to second sentence of Section 7.14 of the WC Minority Purchase Agreement with respect to the period from June 1, 2006 through and including the Closing Date, (iii) all fees and expenses payable by the Company and its Subsidiaries to their independent accountants or financial advisors in connection with preparing the Proxy Statement and (iv) all filing fees payable to the SEC in connection with the Proxy Statement.

“Special Meeting Expenses Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Estimated Special Meeting Expenses minus (b) the Revised Estimated Special Meeting Expenses.

“Specified Conditions” has the meaning set forth in Section 8.1(c).

“Stay Pay Agreements” means the agreements listed in item 20 of Section 4.17(a) of the Disclosure Schedule, as such agreements have been amended in May 2006.

“Stay Pay Bonuses” means the stay pay bonuses owed or payable in the future by the Company under the Stay Pay Agreements.

“Stockholder Approval” has the meaning set forth in Section 7.1(e).

“Stockholder Vote” means the vote taken at the Special Meeting (or at any adjournment thereof) to obtain the Stockholder Approval.

“Straddle Period” means, with respect to the Company and any of its Subsidiaries, any Tax Period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which as of the date of this Agreement such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Subsidiary Shares” means shares of capital stock of any Subsidiary of the Company.

“Subsidiary Stock Options” has the meaning set forth in Section 4.3(b).

“Superior Proposal” means any unsolicited written bona fide proposal made by a third-party (other than the transactions contemplated by this Agreement) relating to (i) any direct or indirect acquisition, purchase, lease, transfer or other disposition of 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, transfer or other disposition of 50% or more of the combined voting power of the outstanding voting securities of or other equity interests in the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the outstanding voting securities of or other equity interests in the Company or (iv) any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the parent entity resulting from any such transaction, and, in the case of clauses (i) through (iv), otherwise on terms which the Board determines in its good faith judgment (after consultation with its outside counsel and financial advisor), taking into account legal, financial, Tax, regulatory and other aspects of the proposal deemed appropriate by the Board, (A) to be more favorable from a financial point of view than the Merger to the Company Stockholders (taking into account any amendments to this Agreement proposed by the Buyer and Merger Sub in response to the receipt by the Company of the proposal) and (B) for which financing, to the extent required, is then committed.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Swap Agreement” means that certain Letter Agreement, dated March 1. 2004, between WC Holdings, Inc., CompManagement, Inc., CompManagement Health

Systems, Inc., CompManagement Integrated Disability Services, Inc., CMI Management Company, CompManagement of Virginia, Inc., CompManagement Disability Services Company, CMI Barron Risk Management Services, Inc. and Octagon Risk Services, Inc., jointly and severally, and Bank One, N.A.

“Target Date Debt Amount” means the aggregate amount of principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts on all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (including any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its Subsidiaries as of the Business Day immediately prior to the date that the Company delivers the Adjustment Certificate to the Buyer; provided in the event that such amount is less than $28,500,000, the Target Date Debt Amount shall be deemed to equal $28,500,000.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, workers’ compensation and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions payable with respect thereto.

“Tax Law” means any law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any Governmental Entity of such jurisdiction charged with interpreting such Laws.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under applicable Tax Laws.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1.

“Termination Expenses” has the meaning set forth in Section 8.2(d).

“Termination Fee” has the meaning set forth in Section 8.2(d).

“Transaction Proposal” means any proposal made by a third-party (other than the transactions contemplated by this Agreement) relating to (i) any direct or indirect acquisition, purchase, lease, transfer or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, transfer or other disposition of 20% or more of the combined voting power of the outstanding voting securities of or other equity securities in the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding voting securities of or other equity securities in the Company, (iv) any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to the Buyer of the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“UBS Fees” means an amount equal to all amounts payable by the Company to UBS Securities LLC (and its legal counsel) under the UBS Engagement Letter. For the purposes of clarity, the parties acknowledge that the UBS Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to UBS Securities LLC prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which payment resulted in a reduction in the purchase price payable under the Primrose Agreement.

“UBS Engagement Letter” means that certain Engagement Letter, dated June 6, 2005, between the Company and UBS Securities LLC.

“Voting Agreement” has the meaning set forth in the recitals.

“WC Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Per Share WC Adjustment Amount multiplied by (b) 2,439.525.

“WC Audited Financial Statements” has the meaning set forth in Section 4.7(b).

“WC Holdings” means WC Holdings, Inc., a Delaware corporation.

“WC Interim Financial Statements” has the meaning set forth in Section 4.7(c).

“WC Minority Holders” has the meaning set forth in the recitals.

“WC Minority Purchase Agreement” has the meaning set forth in the recitals.

“WC Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of December 21, 2000, by and among HP Acquisition Corp., WC Holdings, the Company and Robert J. Bossart, Randy E. Jones, Richard T. Kurth, Paul A. Miller, Daniel R. Sullivan, Jonathan R. Wagner and each other Person who has joined such agreement as a “management holder”, as amended prior to the date hereof.

“$” means United States dollars.

(b)           For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
THE TRANSACTIONS

SECTION 2.1                 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company and (b) the separate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2                  Closing. The consummation of the Merger (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, on a date to be specified by the Company and the Buyer which will be no later than three Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION 2.3                 Effective Time. Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as the Buyer and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

SECTION 2.4                 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in Section 259 of the DGCL.

SECTION 2.5                 Certificate of Incorporation. The certificate of incorporation of the Company as the Surviving Corporation will be amended as a result of the Merger, at the Effective Time, to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the certificate of incorporation of the Surviving Corporation will provide that the name of the Surviving Corporation will be Security Capital Corporation, and except that the provisions of the certificate of incorporation of Merger Sub relating to the incorporation of Merger Sub will be omitted.

SECTION 2.6                 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

SECTION 2.7                 Directors. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

SECTION 2.8                 Officers. The Persons set forth on Exhibit A will be the initial officers of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF MERGER ON CAPITAL STOCK

SECTION 3.1                 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Buyer, Merger Sub or any other Person:

(a)           Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)           Cancellation of Excluded Class A Shares and Excluded Common Shares.

(i)            Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (A) that is owned by the Company or any of its wholly-owned subsidiaries or (B) that is owned by the Buyer or Merger Sub (collectively, the “Excluded Class A Shares”) will automatically be canceled, retired and cease to exist without payment of any consideration with respect thereto.

(ii)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (A) that is owned by the Company or any of its wholly-owned subsidiaries or (B) that is owned by the Buyer or Merger Sub (the “Excluded Common Shares”) will automatically be canceled, retired and cease to exist without payment of any consideration with respect thereto.

(c)           Conversion of Company Shares.

(i)            Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Excluded Class A Shares and Excluded Common Shares) will automatically be canceled, retired and cease to exist and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount (such amount, the “Merger Consideration”) in cash, without interest, equal to (A) $16.46 plus (B) the Per Share Adjustment Amount, whereupon such shares of Class A Common Stock will no longer be outstanding, and each holder of a certificate evidencing any such shares (the “Class A Certificates”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Class A Certificates in accordance with Section 3.4.

(ii)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Excluded Class A Shares and Excluded Common Shares) will automatically be canceled, retired and cease to exist and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, whereupon such shares of Common Stock will no longer be outstanding, and each holder of a certificate evidencing any such shares (the “Common Stock Certificates” and, together with the Class A Certificates, the “Certificates”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Common Stock Certificates in accordance with Section 3.4.

SECTION 3.2                 Employee Option Plans.

(a)           The Company will take all actions necessary so that, immediately prior to the Effective Time, all of the Company Stock Options then outstanding will become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option not theretofore exercised will be canceled. Subject to the following sentence and Section 3.2(b), each holder of a Company Stock Option that is canceled pursuant to the preceding sentence will, in respect of each Company Stock Option, be entitled to receive from the Surviving Corporation a cash payment in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of the Company Shares subject to such Company Stock Option, multiplied by (ii) the number of Company Shares for which such Company Stock Option was exercisable immediately prior to such cancellation; provided, that if the amount set forth in clause (i) above is equal to or less than zero, such Company Stock Options will be canceled without any payment. The foregoing cash payment will be made by the Surviving Corporation upon or as soon as practicable after delivery by such holder of such holder’s written agreement or acknowledgement (in a form reasonably approved by the Buyer) that all Company Stock Options held by such holder have been canceled as a result of the Merger in exchange for such cash payment and that the holder will have no further rights with respect to Company Stock Options.

(b)           The Surviving Corporation will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 3.2 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding were made by the Surviving Corporation.

SECTION 3.3                 Appraisal Rights.

(a)           Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who have properly perfected their appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration with respect thereto, unless and until such Company Stockholders fail to perfect or lose their appraisal rights under applicable Law, but, instead, such Company Stockholders will be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such Company Stockholders fail to perfect or withdraw or lose such appraisal rights, each Company Share held by such Company Stockholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration with respect thereto, in the manner provided for in Section 3.1.

(b)           The Company will give the Buyer (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company will not, except with the prior written consent of the Buyer, (A) make any payments with respect to any such demand or (B) offer to settle or settle any such demand.

SECTION 3.4                 Exchange of Certificates.

(a)           Paying Agent; Payment Fund. Prior to the Effective Time, the Buyer will designate a bank or trust company (which bank or trust company will be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) to receive the funds to which holders of shares of the Company Stockholders will become entitled pursuant to Section 3.1(c). At the Effective Time, the Company will deposit with the Paying Agent an amount of cash equal to the product of (i) the number of Company Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) multiplied by (ii) the Merger Consideration (the “Payment Fund”). The Payment Fund will be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments will be (A) in obligations of or guaranteed by the

United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (C) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon will affect the Merger Consideration payable to former Company Stockholders under this Agreement, and the Buyer will promptly provide, or will cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former Company Stockholders in the amount of any such losses.

(b)           Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event, no later than two Business Days after the Effective Time), the Surviving Corporation will cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 3.1(c), (i) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Merger Consideration (which letter of transmittal will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of such Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates pursuant to such letter of transmittal. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of the Company Shares represented by such Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration for each Company Share formerly evidenced by such Certificate, and such Certificate will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(c)           Termination of Payment Fund. Promptly following the date which is 180 days after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter each holder of a Certificate formerly representing a Company Share entitled to the Merger Consideration who has not received the Merger Consideration therefor may surrender such Certificate to the Surviving Corporation and, subject to abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest or dividends thereon.

(d)           No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided in this Article III.

(e)           No Liability. To the fullest extent permitted by applicable Law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any Company Stockholder or other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Company Shares previously evidenced by such lost, stolen or destroyed Certificate; provided, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

SECTION 3.5                 Certain Tax Matters. Each of the Buyer, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Paying Agent (as applicable).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that (i) each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Schedules accompanying this Agreement (collectively, the “Disclosure Schedule”) and (ii) each statement contained in this Article IV will be true and correct as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which will be true and correct as of such specified date only), except as set forth in the Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule will be deemed disclosed in all other Sections of the Disclosure Schedule to which such fact or item applies, but only if the application of such fact or item to such other Section of the Disclosure Schedule is reasonably apparent from a reasonable reading of the disclosure made, and will otherwise not qualify or be an exception to any representation and warranty other than the specific representation and warranty to which such Section of the Disclosure Schedule relates).

SECTION 4.1                 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.2                 Subsidiaries.

(a)           A true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation of each such Subsidiary, the authorized and issued capital stock of each such Subsidiary and the name of each holder thereof is set forth in Section 4.2(a) of the Disclosure Schedule. Except for the ownership interests set forth in Section 4.2(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or similar interest in, or any interest convertible into or exchangeable or exercisable for capital stock in, any corporation, partnership, joint venture or other business association or entity or other Person. All of the outstanding shares of capital stock of each Subsidiary of the Company owned by the Company are owned, directly or indirectly, by the Company, free and clear of any Liens (other than Permitted Liens and Liens arising under the WC Minority Purchase Agreement, the WC Stockholders Agreement and the Credit Agreement). At the Effective Time (and upon the concurrent consummation of the transactions set forth in the WC Minority Purchase Agreement and the satisfaction by the Company of its obligations under Section 6.19(a) to terminate the Credit Agreement), (i) the Company will own all of the outstanding shares of capital stock of WC Holdings and its Subsidiaries, free and clear of all Liens and (ii) there will be no outstanding interests convertible into or exchangeable or exercisable for capital stock of WC Holdings or any of its Subsidiaries.

(b)           Except as set forth in Section 4.2(b) of the Disclosure Schedule, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 4.2(b) of the Disclosure Schedule, each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.3                 Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 2,500,000 shares of Preferred Stock, of which 500,000 have been designated zero coupon convertible redeemable preferred stock, (ii) 50,000 shares of Class A Preferred Stock, (iii) 7,500 shares of Common Stock and (iv) 10,000,000 shares of Class A Common Stock. As of the date of this Agreement, (A) no shares of Preferred Stock (including zero coupon convertible redeemable preferred stock) are issued and outstanding, (B) 500,000 shares of Preferred Stock are held in the treasury of the Company, all of which are designated zero coupon convertible redeemable preferred stock, (C) no shares of Class A Preferred Stock are issued and outstanding, (D) no shares of Class A Preferred Stock are held in the treasury of the Company, (E) 380 shares of Common Stock are issued and outstanding, (F) no shares of Common Stock are held in the treasury of the Company, (G) 7,358,477 shares of Class A Common Stock are issued and outstanding and (H) 7,722 shares of Class A Common Stock are held in the treasury of the Company. No other capital stock of the Company is authorized, issued or outstanding. No Company Shares or Preferred Shares are owned by any Subsidiary of the Company.

(b)           Section 4.3(b) of the Disclosure Schedule sets forth (i) all plans or agreements (the “Option Plans”) pursuant to which the Company or any of its Subsidiaries has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Company or any such Subsidiary; (ii) the number of Company Shares or Subsidiary Shares reserved for issuance under the Option Plans, as of the date hereof; (iii) the number of Company Shares subject to each outstanding stock option, as of the date hereof (the “Company Stock Options”); (iv) the number of Subsidiary Shares subject to each outstanding stock option, as of the date hereof (the “Subsidiary Stock Options”); (v) the grant dates and exercise prices of each such Company Stock Option and Subsidiary Stock Option, the names of the holders thereof and, with respect to unvested Company Stock Options, the remaining vesting schedule of such Company Stock Options; and (vi) all other rights to purchase or receive Company Shares, Preferred Shares or Subsidiary Shares (if any). There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or any of its Subsidiaries other than (A) Company Stock Options set forth on Section 4.3(b) of the Disclosure Schedule which will be canceled in accordance with this Agreement and (B) Subsidiary Stock Options set forth on Section 4.3(b) of the Disclosure

Schedule which will be terminated and canceled pursuant to the terms of the WC Minority Purchase Agreement. There are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any such Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to enter into any such Contract other than the WC Minority Purchase Agreement and the WC Stockholders Agreement.

(c)           All outstanding Company Shares, Preferred Shares and Subsidiary Shares are, and all Company Shares and Subsidiary Shares that may be issued pursuant to the Option Plans or rights or agreements set forth in Section 4.3(b) of the Disclosure Schedule will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable. There are no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company Stockholders or any stockholder (or its equivalent) of a Subsidiary may vote.

(d)           Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no Contracts, contingent or otherwise, obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, or any options, warrants or rights to acquire any of the foregoing with respect to, the Company or any such Subsidiary. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no voting trusts, registration rights agreements or stockholder agreements to which the Company or any of its Subsidiaries is a party with respect to the capital stock of the Company or a Subsidiary of the Company or with respect to the granting of registration rights for any of the capital stock of the Company or any of its Subsidiaries. There are no rights plans affecting the Company or any of its Subsidiaries. There are no Contracts obligating the Company or any of its Subsidiaries to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(e)           Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries.

SECTION 4.4                 Authorization; Board Recommendation; Fairness Opinions; Stockholder Approval.

(a)           The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary action (including the approval of the Board) and no other action is necessary on the part of the Company or any of its Subsidiaries to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the Stockholder Approval and compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (v)). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)           The Board (a majority of which are independent directors), at a meeting duly called and held, unanimously (i)  determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend adoption of this Agreement and the Merger by the Company Stockholders (collectively, the “Board Recommendation”).

(c)           The Board has received the written opinions, dated as of the date of this Agreement (the “Fairness Opinions”), of UBS Securities, LLC and Hill Street Capital LLC, the Company’s financial advisors (the “Financial Advisors”), to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the Company Stockholders from a financial point of view. The Company has received the approval of each Financial Advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, provided that each Financial Advisor shall assist in the preparation of any disclosure related to such opinion in the Proxy Statement. A copy of each Fairness Opinion has been made available to the Buyer for review.

(d)           Under applicable Law, the adoption of this Agreement by the holders of a majority in voting power of the outstanding Company Shares voting as a single class is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger, this Agreement and the other transactions contemplated by this Agreement.

SECTION 4.5                 Noncontravention.

(a)           Neither the execution and delivery of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation of the Merger and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Company or any of its Subsidiaries, (ii) assuming compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (iv), violate any Law or Order applicable to the Company or any of its Subsidiaries or (iii) except as set forth in Section 4.5(a) of the Disclosure Schedule, result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary of the Company pursuant to, any Material Contract or Permit to which the Company or any Subsidiary of the Company is a party or by which any asset of the Company or any Subsidiary of the Company is bound or affected, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Class A Common Stock with the American Stock Exchange, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other states in which the Company is qualified to do business (including the Certificate of Merger), (v) the filings set forth in Section 4.5(b) of the Disclosure Schedule and (vi) such other Orders, Permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.6                 SEC Filings.

(a)           Since January 1, 2003, the Company and each Subsidiary thereof (including solely for purposes of this Section 4.6 and the definition of SEC Reports, the Primrose Companies) has filed all forms, reports, schedules, statements and other documents and amendments required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the “SEC Reports”). Other than as set forth in the Company’s restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Item 7 and in Note 2 of the Notes to Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (i) each of the SEC Reports on the respective dates they were filed and, if as amended prior to the date hereof, on the date of such amended filing, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) none of the SEC Reports, as amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ current or former officers or directors, is currently the subject of an SEC formal or informal investigation or enforcement action.

(c)           The Company has established and currently maintains (A) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (B) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Knowledge of the Company, (i) such disclosure controls and procedures, as in effect on the date hereof, are effective to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting, as in effect on the date hereof, provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) on the date hereof there are, and on the Closing Date there will be, no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially adversely affect the Company’s ability to record, process, summarize and report financial data and (iv) on the date hereof there are, and on the Closing Date there will be, no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)           The Company has timely filed and made available to the Buyer all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report.

(e)           As used in this Section 4.6, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

SECTION 4.7                 Financial Statements.

(a)           The financial statements included in or incorporated by reference into the SEC Reports (including the related notes and schedules), as amended prior to the date hereof, (i) complied as to form, as of their respective filing dates, in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries (including, solely for these purposes, the Primrose Companies) as of the indicated dates and for the indicated periods subject, in each case, (A) in the case of the interim financial statements, to normal year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements as permitted by Form 10-Q of the SEC, and (B) to the Company’s restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Item 7 and in Note 2 of the Notes to Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b)           The Company has made available to the Buyer complete and correct copies of the audited consolidated balance sheets of WC Holdings and its Subsidiaries as of December 31, 2004 and December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2005, together with the report thereon by the Company’s accountants (the “WC Audited Financial Statements”). The WC Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of WC Holdings and its Subsidiaries as of the indicated dates and for the indicated periods subject to WC Holdings’ restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Note 3 of the Notes to Consolidated Financial Statements in the WC Audited Financial Statements for the years ended December 31, 2004 and 2003.

(c)           The Company has made available to the Buyer complete and correct copies of the unaudited consolidated balance sheet of WC Holdings and its Subsidiaries as of March 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three-month period ended March 31, 2006 (the “WC Interim Financial Statements”). The WC Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of WC Holdings and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal year-end adjustments (which adjustments are not expected to be material in amount) and the absence of full footnotes.

SECTION 4.8                 Taxes.

(a)           Except as set forth in Section 4.8(a) of the Disclosure Schedule, all material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid.

(b)           Except as set forth in Section 4.8(b) of the Disclosure Schedule, to the Knowledge of the Seller, there is no audit pending against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)           The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for the agreements set forth in Section 4.8(e) of the Disclosure Schedule. Except as set forth in Section 4.8(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever participated in an affiliated, consolidated, combined, unitary or aggregate Tax Return with any corporation other than the Company and its Subsidiaries, including, solely for these purposes, the Primrose Companies, in any year for which the statute of limitations with respect to the assessment or collection of any Tax remains open.

(f)            Neither the Company nor any of its Subsidiaries has executed, become subject to or entered into any closing agreement as defined in Section 7121 of the Code or any similar or predecessor provision thereof under the Code or any other applicable Tax Law.

(g)           With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any of its Subsidiaries has pending any application with any taxing authority requesting permission for any change in any accounting method; and (iii) there are no outstanding rulings or requests for rulings with any taxing authority addressed, directly or indirectly, to the Company or any of its Subsidiaries that are or, if issued, would be binding upon the Company or any of its Subsidiaries for any Post-Closing Period.

(h)           With respect to intercompany transactions: (i) neither the Company nor any of its Subsidiaries will have any material taxable income or gain as a result of prior intercompany transactions that will be taken into account as a result of the changes in ownership contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries has any material deferred taxable income or gain as a result of prior intercompany transactions that could be taken into account in any Post-Closing Period; and (iii) neither the Company nor any of its Subsidiaries has an “excess loss account” (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any of its Subsidiaries that, in each case, could result in a material Tax cost for the Company of any of its Subsidiaries in a Post-Closing Period.

(i)            Except (x) as contemplated by Section 3.2(a), (y) as contemplated by the Stay Pay Agreements or (z) as set forth in Section 4.8(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment becoming due to any employee, director of (or independent contractor providing services to or on behalf of) the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits. Except as set forth in Section 4.8(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, including, solely for these purposes, the Primrose Companies, has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of section 280G of the Code.

(j)            Each asset with respect to which the Company or any of its Subsidiaries claims any material depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or one of its Subsidiaries under applicable Tax Law.

(k)           Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any entity classified as a partnership for United States federal income

Tax purposes that could result in a material Tax cost for the Company of any of its Subsidiaries in a Post-Closing Period.

(l)            Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(m)          Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(n)           Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in section 999 of the Code.

(o)           The Company and its Subsidiaries have complied in all material respects with the requirements of Section 6038A of the Code and the Treasury Regulations thereto.

(p)           The Company and its Subsidiaries are not parties to any record maintenance agreement with the IRS with respect to Section 6038A of the Code.

(q)           Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code.

(r)            Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

SECTION 4.9                 Compliance with Laws; Orders; Permits.

(a)           Except as set forth in Section 4.9(a) of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth in Section 4.9(b) of the Disclosure Schedule, the Company and each of its Subsidiaries possesses all Permits that are necessary for it to own, lease or operate its properties and assets or conduct its business as now conducted, except where such failure to possess such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.10               No Undisclosed Liabilities. Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities, other than Liabilities that (a) are accrued or reserved against in the most recent balance sheet included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the SEC Reports filed prior to the date hereof and do not individually exceed

$300,000 or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.11               Tangible Personal Assets.

(a)           The Company and its Subsidiaries, in the aggregate, have good title to, or a valid interest in, all of their respective tangible personal property and assets, free and clear of all Liens, other than Permitted Liens.

(b)           The Company’s and its Subsidiaries’ tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

SECTION 4.12               Real Property.

(a)           Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Leased Real Property. Section 4.12(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries is either lessor or lessee (the “Company-Leased Real Property”). The Company has heretofor made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Company, (i) each Real Property Lease is, in all material respects, a valid and binding Contract of the Company or, as applicable, one of its Subsidiaries, (ii) each Real Property Lease is, in all material respects, in full force and effect (except for those that have terminated or will terminate by their own terms) and (iii) neither the Company nor any of its Subsidiaries, nor any other party thereto, is in material violation or material breach of or material default under (or with notice or lapse of time, or both, would be in material violation or material breach of or material default under) the terms of any Real Property Lease.

SECTION 4.13               Intellectual Property.

(a)           “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, computer software (including source code and object code), databases, mask works, interfaces and works of authorship including copyright registrations, copyright applications and unregistered common law copyrights, (v) any data or confidential information in connection with items (i) — (iv) above and (vi) all licenses for the Intellectual Property listed in items (i) — (v) above.

(b)           Section 4.13(b)(i) of the Disclosure Schedule sets forth a list that includes all Intellectual Property owned by the Company or any of its Subsidiaries (the “Company-

Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate). Section 4.13(b)(ii) of the Disclosure Schedule sets forth a list of the Company-Owned Intellectual Property licensed to third parties.

(c)           Except as set forth in Section 4.13(c) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d)           Except as set forth in Section 4.13(d) of the Disclosure Schedule: (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Company, are threatened that challenge the rights of the Company or any of its Subsidiaries in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) neither the use of the Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates, misuses or otherwise violates the Intellectual Property rights of any Person, except where any such individual infringement, dilution, misappropriation, misuse or other violation would not reasonably be expected to result in a claim of over $300,000; (iv) neither the Company nor any of its Subsidiaries has received written notice alleging that the use of the Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates, misuses or otherwise violates the Intellectual Property rights of any Person as of the date of this Agreement, except where any such individual infringement, dilution, misappropriation, misuse or other violation would not reasonably be expected to result in a claim of over $300,000; and (v), neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e)           Except as set forth in Section 4.13(b)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has permitted or licensed any Person to use any Company-Owned Intellectual Property that is material to the operation of the Company’s business.

(f)            Section 4.13(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, (i) pursuant to which the Company or its Subsidiaries licenses or sublicenses from a Person Intellectual Property that is used in or necessary for the conduct of the business by the Company or its relevant Subsidiary and (ii) pursuant to which the Company or any of its Subsidiaries obtains a benefit used in or necessary for the conduct of the business by the Company or its relevant Subsidiary.

(g)           Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third-party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries is licensed or sublicensed to use Intellectual Property owned by a third-party, except where any such individual default would not reasonably be expected to result in a claim of over $300,000.

(h)           The Company and its Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques, when appropriate, and (ii) the security, confidentiality and integrity of all confidential or proprietary data. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to its data or systems, and neither the Company nor any of its Subsidiaries has notified (i) employees of an information security breach in connection with such employees’ confidential information or (ii) consumers of any information security breach.

SECTION 4.14               Absence of Certain Changes or Events. Since December 31, 2005, no event, change, condition or state of facts or circumstances exists or has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.14 of the Disclosure Schedule, since December 31, 2005, the Company has conducted its business in the ordinary course, consistent with past practice, and none of the Company or any of its Subsidiaries has:

(a)           issued, sold or granted or purchased or redeemed any shares of its capital stock or options or warrants to acquire shares of its capital stock other than in the ordinary course of business consistent with past practice pursuant to any Benefit Plan;

(b)           incurred indebtedness for borrowed money or entered into any guaranty other than borrowings made under the Credit Agreement;

(c)           mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;

(d)           except as required by GAAP, made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(e)           increased the compensation, bonus or benefits (including severance) of, or entered into any contract with, any officer or employee, other than (i) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice, (ii) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (iii) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Section 4.15 of the Disclosure Schedule or Section 4.18 of the Disclosure Schedule or (iv) as provided under the terms of the Stay Pay Agreements;

(f)            disposed or agreed to dispose of any properties or assets (other than inventory) in an aggregate amount in excess of $500,000 or acquired or agreed to acquire assets or properties in an aggregate amount in excess of $500,000, other than (i) in the ordinary course of business consistent with past practice, (ii) the transactions contemplated by the Primrose Agreement or (iii) as otherwise expressly permitted by this Agreement;

(g)           canceled or forgiven any material debts or claims or redeemed or repaid any indebtedness for borrowed money, in each case other than (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the mandatory provisions of the instruments governing such debts, claims or indebtedness or (iii) in accordance with the terms of this Agreement;

(h)           paid any dividend or other distribution on any of its capital stock or other equity interest, other than the payment of the Primrose Dividend in accordance with this Agreement; or

(i)            authorized, or entered into any agreement, arrangement or understanding to do, any of the foregoing.

SECTION 4.15               Material Contracts.

(a)           Section 4.15(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or of its Subsidiaries is bound as of the date of this Agreement (other than this Agreement, the WC Minority Purchase Agreement, the Indemnification Agreement, the Voting Agreement, the Escrow Agreement, Real Property Leases, Benefit Plans, Policies, Contracts set forth in Section 4.13(b)(ii) of the Disclosure Schedule, Contracts set forth in Section 4.13(f) of the Disclosure Schedule, Contracts set forth in Section 4.18 of the Disclosure Schedule and Contracts that have been filed as of or prior to the date hereof by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K):

(i)            each Contract that is required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii)           each Contract (other than this Agreement) that contains a non-competition provision or other covenant restricting in any material respect the ability of the Company or any of its Subsidiaries to engage or compete in any manner in the business presently conducted by the Company or any of its Subsidiaries;

(iii)          each Contract that creates a partnership or joint venture or similar arrangement with respect to the Company or any of its Subsidiaries;

(iv)          each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreements and instruments relating to the borrowing of money or extension of credit or other evidence of indebtedness or agreement providing for indebtedness in excess of $100,000;

(v)           each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement and the Primrose Agreement;

(vi)          each Contract that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries in an amount or with a value in excess of $300,000 in any 12-month period (which period may extend past the Closing);

(vii)         each Contract that is not cancelable by the Company or any of its Subsidiaries on notice of 90 days or less and that requires payment by the Company or any of its Subsidiaries after the date hereof of more than $300,000;

(viii)        each Contract entered into other than in the ordinary course of business consistent with past practice involving aggregate payments by or to the Company or any of its Subsidiaries in excess of $300,000 per year or $600,000 in the aggregate;

(ix)           each Contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Subsidiary of the Company (other than the certificate or articles of incorporation, as applicable, and bylaws of the Company or any of its Subsidiaries); and

(x)            each Contract requiring the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than WC Holdings or any of its Subsidiaries).

For the purposes of this Agreement, the term “Material Contract” means each Contract set forth in Section 4.15(a) of the Disclosure Schedule together with each Contract that has been filed as of or prior to the date hereof by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K.

(b)           The Company has heretofor made available to the Buyer true and complete copies of each of the Material Contracts set forth in Section 4.15(a) of the Disclosure Schedule. To the Knowledge of the Company, (i) all such Material Contracts are, and as of the Closing Date only, each Other Contract will be, in all material respects, a valid and binding Contract of the Company or, as applicable, one of its Subsidiaries, (ii) each Material Contract is, and as of the Closing Date only, each Other Contract will be, in full force and effect in all material respects (except for those that have terminated or will terminate by their own terms) and (iii) neither the Company nor any of its Subsidiaries, nor any other party thereto, is in material violation or material breach of or material default under (or with notice or lapse of time, or both, would be in material violation or material breach of or material default under) the terms of any Material Contract or, as of the Closing Date only, any Other Contract.

SECTION 4.16               Litigation; Orders. Except as set forth in Section 4.16 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) challenges or seeks to enjoin, alter or materially delay the Merger or any other material transaction contemplated by this Agreement (including the transaction contemplated by the Primrose Agreement), (b) would reasonably be expected to, individually or in the aggregate, materially adversely affect the operations of the Company as currently conducted or (c) would reasonably be expected to individually result in damages or an award against the Company or any of its Subsidiaries in excess of $300,000. Except as set forth in Section 4.16 of the Disclosure Schedule, none of the

Company, any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries in his capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing Order or written agreement with, or, to the Knowledge of the Company, investigation by, any Governmental Entity. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has taken any action with an intention of initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Subsidiary of the Company against any third party other than as set forth in Section 4.16 of the Disclosure Schedule. There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries. No current or former executive officer or director of the Company, WC Holdings or CompManagement, Inc. has asserted in writing any claim, charge or cause of action against the Company, WC Holdings or CompManagement, Inc., except for (i) claims for accrued vacation pay or accrued benefits under any Benefit Plans and (ii) claims, charges or causes of action which are no longer outstanding (including any claims, charges or causes of action settled pursuant to the Settlement Agreement).

SECTION 4.17               Employee Benefits.

(a)           Section 4.17(a) of the Disclosure Schedule includes a list of all Benefit Plans. The Company has delivered or made available to the Buyer copies of (i) each Benefit Plan and any amendment thereto (or a description of any material unwritten Benefit Plans), (ii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iii) the most recent favorable determination letters from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, (iv) the most recent trust instruments, insurance contracts or other funding arrangements  and (v) the two most recent Form 5500 Annual Reports.

(b)           Except as set forth in Section 4.17(b) of the Disclosure Schedule:

(i)            none of the Benefit Plans is subject to Title IV of ERISA or Section 302 of ERISA;

(ii)           each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination;

(iii)          each Benefit Plan is in compliance, in form and operation, with all applicable provisions of ERISA, the Code and other applicable Laws, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)          none of the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any material Liability for any Tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA;

(v)           no ERISA Affiliate has participated in, contributed to or is obligated to participate in or contribute to, or has any liability or responsibility for, any employee benefit plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA nor

to the Knowledge of the Company, are there any circumstances which would create such liability or responsibility;

(vi)          none of the Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA; and

(vii)         none of the Benefit Plans provides post-employment or post-service welfare benefits for any current or former employee, officer, director, consultant or independent contractor (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state of local Laws, but only to the extent not paid for by the Company or any of its Subsidiaries).

SECTION 4.18               Labor and Employment Matters. Section 4.18 of the Disclosure Schedule sets forth a list of all (i) written or oral severance agreements or formal or informal policies or practices that obligate the payment by the Company or any of its Subsidiaries of any severance or any similar amount in respect of any termination of employment or (ii) written or oral employment agreements that obligate the Company or any of its Subsidiaries to pay an annual salary (other than commissions) of $100,000 or more and, in each case, to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound. To the Knowledge of the Company, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other agreement with any labor organization, and neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute during the two-year period ended on the date hereof. All individuals treated as independent contractors by the Company or any of its Subsidiaries were properly so treated and neither the Company nor any of its Subsidiaries is, or would reasonably be expected to be, liable for any misclassifications of such individuals at any time during the two-year period ended on the date hereof. The Company and its Subsidiaries have no employees other than (a) employees of Capital Partners, Inc. that provide services to the Company pursuant to the Capital Partners Advisory Services Agreement and are deemed employees of the Company under Code Sections 3121, 3306 or 3401 and (b) employees employed by WC Holdings or its Subsidiaries in the business of WC Holdings as described in the SEC Reports.

SECTION 4.19               Environmental. Except as set forth in Section 4.19 of the Disclosure Schedule:

(a)           The Company and each of its Subsidiaries is in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and is in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as currently conducted, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)           None of the Company nor any of its Subsidiaries has received any written notice or written report regarding any actual or alleged violation of Environmental Laws by the Company or any of its Subsidiaries or any material Liabilities of the Company or any of its Subsidiaries, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities (including any currently or formerly owned or leased properties or for any property for which the Company or any of its Subsidiaries could be deemed a successor by contract or operation of law) arising under Environmental Laws, other than any such liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           The Company has made available to the Buyer all material reports prepared for and in the possession of the Company or any Subsidiary of the Company with respect to violations of Environmental Laws concerning all currently or formerly owned or leased properties, assets or businesses of the Company and its Subsidiaries.

SECTION 4.20               Insurance. Section 4.20 of the Disclosure Schedule sets forth a list of each material insurance policy that covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.21               Transaction Fees.

(a)           Except as set forth in Section 4.21(a) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement or the Primrose Agreement. The Company has furnished to the Buyer true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

(b)           Section 4.21(b) of the Disclosure Schedule sets forth the maximum amount that will be incurred, owed or payable by the Company or its Subsidiaries after January 1, 2006 and prior to, as of, or following the Closing Date (other than amounts arising out of actions taken by the Buyer or its Affiliates and Special Meeting Expenses) in respect of each of the following: (i) the Settlement Payments, (ii) the UBS Fees, (iii) the Hill Street Capital Fees, (iv) the Company Legal Fees, (v) amounts payable by the Company (or WC Holdings) under the WC Minority Purchase Agreement (A) in respect of the purchase price for the shares purchased and options terminated thereunder and (B) in respect of any other matter requiring payment thereunder, (vi) the repayment and termination of the Credit Agreement as required under Section 6.19(a) (other than the repayment of any principal or accrued interest thereunder), (vii) all Stay Pay Bonuses, (viii) the purchase of the six-year tail policy of directors’ and officers’ liability insurance to be acquired by the Company pursuant to Section 6.10(b), (ix) in connection with due diligence, including any amounts owed or reimbursable to any bidder, (x) accounting fees arising out of the transactions contemplated by this Agreement, and (xi) any other amounts payable under this Agreement. Except as set forth in Section 4.21(a) of the Disclosure Schedule or Section 4.21(b) of the Disclosure Schedule, there are no costs, fees or expenses incurred, owed or payable after January 1, 2006 and prior to, as of, or following the Closing Date by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (other than amounts arising out of actions taken by the Buyer or its Affiliates and Special Meeting Expenses).

SECTION 4.22               Takeover Statutes Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger, the WC Minority Purchase Agreement, the Voting Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement, the WC Minority Purchase Agreement, the Voting Agreement and the Escrow Agreement are exempt from, the restrictions on business combinations and voting requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity or contained in the Company’s certificate of incorporation, including Section 203 of the DGCL.

SECTION 4.23               Information Supplied. None of the information to be provided by the Company or any Subsidiary thereof in any document to be filed with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or to be supplied by the Company or any Subsidiary thereof for inclusion in the Proxy Statement will, at the date it is first filed or mailed to the Company Stockholders and at the time of the Special Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 4.24               Interested Party Transactions.

(a)           Except as set forth in Section 4.24(a) of the Disclosure Schedule, no Affiliate of the Company (other than WC Holdings or a Subsidiary of WC Holdings) (i) owns, leases or licenses any assets which are currently used by WC Holdings or any of its Subsidiaries to conduct the business of WC Holdings as described in the SEC Reports or (ii) is a party to, or has a controlling interest in any Person that is a party to, any Contract with the Company or any of its Subsidiaries. Except as set forth in Section 4.24(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract with any officer, director or employee of the Company with respect to any matter relating to the transactions contemplated by this Agreement.

(b)           Neither the Company nor any of its Subsidiaries has, since December 31, 2005, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Subsidiaries of the Company to which Section 13(k) of the Exchange Act applies.

SECTION 4.25               Referral Fees. Except as set forth on Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any arrangement, agreement or understanding with any Person for the payment of referral, profit-sharing or other fees in connection with the referral or recommendation of, or placement of business with, the Company or any Subsidiary of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub jointly and severally represent and warrant to the Company that each statement contained in this Article V is true and correct (i) as of the date hereof and (ii) as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which will be true and correct as of such specified date only).

SECTION 5.1                 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 5.2                 Authorization. Each of the Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action is necessary on the part of the Buyer or Merger Sub to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Sections 5.3(b)(i) through (iv)). This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer and Merger Sub enforceable against the Buyer and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

SECTION 5.3                 Noncontravention.

(a)           Neither the execution and the delivery of this Agreement, nor the performance by the Buyer or Merger Sub of its respective obligations hereunder, nor the consummation of the Merger and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer or Merger Sub, (ii) assuming compliance with the filing and notice requirements set forth in Sections 5.3(b)(i) through (iii), violate any Law or Order applicable to the Buyer or Merger Sub or (iii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Buyer or Merger Sub pursuant to, any Contract or Permit to which the Buyer or Merger Sub is a party or by which any asset of the Buyer or Merger Sub is bound or affected, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)           The execution and delivery of this Agreement by the Buyer and Merger Sub does not, and the performance of this Agreement by the Buyer and Merger Sub will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Class A Common Stock with the American Stock Exchange, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL (including the Certificate of Merger) and (v) such other Orders, Permits, filings and notifications, which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 5.4                 Buyer Financial Statements; Availability of Funds.

(a)           The Buyer has made available to the Company complete and correct copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2004 and December 31, 2005, the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2005 and the consolidating balance sheet information and statement of income information for the fiscal year ended December 31, 2005, together with the report thereon by the Buyer’s accountants. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Buyer and its Subsidiaries as of the indicated dates and for the indicated periods.

(b)           The Buyer has cash available or has existing committed borrowing facilities (the “Financing”) which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. Copies of the documents governing any such facilities have been provided to the Company prior to the date hereof. The Financing will be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement and the Buyer knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.

SECTION 5.5                 Solvency. Neither the Buyer nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming that (x) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and (y) the representations and warranties set forth in this sentence are true and correct as of immediately prior to the Effective Time, then immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated by this Agreement (including the proposed financing structure for the Merger), the Surviving

Corporation (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its Liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

SECTION 5.6                 Brokers’ Fees. Merger Sub has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Company or any Subsidiary of the Company.

SECTION 5.7                 Information Supplied. None of the information to be provided by the Buyer or Merger Sub for inclusion in any document to be filed with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or to be supplied by the Buyer of Merger Sub for inclusion in the Proxy Statement will, at the date it is first filed or mailed to the Company Stockholders and at the time of the Special Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI
COVENANTS

SECTION 6.1                 Special Meeting; Proxy Statement.

(a)           The Company will promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date of this Agreement, a special meeting of the Company Stockholders for the purpose of obtaining the Stockholder Approval (the “Special Meeting”). Except to the extent that the Board has effected a Change in Recommendation in accordance with the terms of Section 6.9, the Company will include in the definitive proxy statement mailed to the Company Stockholders and filed with the SEC (the “Proxy Statement”) the Board Recommendation.

(b)           The Company will file with the SEC the Proxy Statement. The Buyer, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will promptly notify the Buyer of the receipt of any comments from the SEC or any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendments thereto, and all mailings to the Company Stockholders in connection with the Merger, including the Proxy Statement, will be subject to the prior review and comment of the Buyer. The Buyer will furnish to the Company all information reasonably requested by the Company for inclusion in the Proxy Statement. The Company will use its reasonable best efforts, after consultation with the Buyer, to respond promptly to any comments made by the SEC with respect to the Proxy Statement.

(c)           Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Company’s obligation in Section 6.1(a) to convene and hold the Special Meeting (regardless of whether the Board Recommendation has been withheld, withdrawn, amended, modified or changed in accordance with Section 6.9(c) hereof).

SECTION 6.2                 Delisting. The Buyer covenants that the Surviving Corporation will use its commercially reasonable efforts to cause the shares of Class A Common Stock to be de-listed from the American Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.3                 Regulatory Matters and Approvals.

(a)           Each of the Buyer and the Company will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws or any other applicable Laws. Each of the Buyer and the Company will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws or any other applicable Laws. The Company and the Buyer will each pay fifty percent (50%) of the filing fees payable in connection with such filings and any local counsel fees.

(b)           Each of the Buyer and the Company will use its respective reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws or other applicable Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and will comply promptly with any such inquiry or request. Notwithstanding anything to the contrary in this Agreement, the Buyer will not be required to agree to any condition that (i) seeks to prohibit or limit the ownership or operation by the Company or the Buyer or any of their Affiliates of a material portion of the business or assets of the Company, the Buyer or any of their Affiliates, or to compel the Company, the Buyer or any of their Affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger or any other transaction contemplated hereunder, (ii) seeks to impose limitations on the ability of the Buyer to acquire, hold, or exercise full rights of ownership of any Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the stockholders of the Company, (iii) seeks to prohibit the Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Buyer, the Company and their Affiliates or (iv) otherwise would reasonably be expected to have a Material Adverse Effect.

(c)           Each of the Buyer and the Company agrees to instruct its respective outside counsel to cooperate with each other to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws or other applicable Laws at the earliest practicable dates. Such efforts will include causing its outside counsel (i) to promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of the Buyer, the Company nor any of their respective Affiliates will independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Buyer and its Affiliates, the Company, and in the case of the Company and its Affiliates, the Buyer, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of the Buyer or the Company, as applicable, will be limited to outside antitrust counsel only).

SECTION 6.4                 Consents. The Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain any required third-party consents to the Merger and the other transactions contemplated by this Agreement in writing from each Person prior to the Effective Time; provided that the Buyer will use commercially reasonable efforts to assist the Company and its Subsidiaries in obtaining such consents (it being understood that the foregoing will not require the payment of any amount (other than amounts not in excess of $5,000 in the aggregate) by the Buyer).

SECTION 6.5                 Stockholder Litigation. The Company will give the Buyer reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company will not settle any such stockholder litigation without the prior consent of the Buyer, which consent will not be unreasonably withheld or delayed.

SECTION 6.6                 Operation of the Company’s Business.

(a)           Except (i) as set forth in Section 6.6 of the Disclosure Schedule, (ii) as otherwise set forth in this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, carry on its business in a manner consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to keep intact its businesses, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees and distributors.

(b)           Without limiting the generality of Section 6.6(a), except (w) as set forth on Section 6.6 of the Disclosure Schedule, (x) as otherwise set forth in this Agreement, (y) as required by applicable Law or (z) with the prior written consent of the Buyer (which consent, in the case of clauses (vii), (xiii) and (xv) only, will not be unreasonably withheld or delayed), during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company, will not, and will cause each of its Subsidiaries not to, take any action or enter into any transaction that would result in any of the following:

(i)            any change in the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(ii)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than (A) the Primrose Dividend, (B) any retirement of, or issuance of, shares of capital stock pursuant to the exercise of Company Stock Options and the Subsidiary Stock Options that are outstanding as of the date hereof and (C) pursuant to the WC Minority Purchase Agreement;

(iii)          any issuance, sale or disposition of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company or any of its Subsidiaries (whether through the issuance or granting of Company Stock Options, Subsidiary Stock Options or otherwise), except for unissued shares of capital stock reserved for issuance upon the exercise of Company Stock Options or Subsidiary Stock Options issued and outstanding prior to the date hereof in accordance with their existing terms, as such options may be accelerated pursuant to their existing terms and this Agreement;

(iv)          any incurrence, guarantee or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than borrowings made under the Credit Agreement;

(v)           any change in any method of accounting, accounting principle or accounting practice by the Company or any of its Subsidiaries other than as required by Law;

(vi)          any (A) adoption or amendment of any Benefit Plan, (B) entry into any collective bargaining agreement or other agreement with any labor organization or union, (C) entry into an employment, severance, change in control or similar agreement or (D) increase in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, consultant or independent contractor; provided that the Company or any of its Subsidiaries may increase an employee’s, consultant’s or independent contractor’s compensation (x) to reflect cost of living adjustments to the extent such increase is made in the ordinary course of business consistent with past practice, (y) to provide for merit pay or promotions in an amount not to exceed $100,000 in the aggregate for all such increases (provided that the Buyer’s consent shall not be unreasonably withheld for any requested compensation increases to provide for merit pay or promotions in excess of $100,000, provided that no such increase is contained in an amendment to a written employee agreement) or (z) to the extent required by any existing Contracts listed in Section 4.15(a) of the Disclosure Schedule or Section 4.18 of the Disclosure Schedule or any Benefit Plans listed in Section 4.17(a) of the Disclosure Schedule; provided, further, that in the event that the Closing has not occurred (and is not expected to occur) on or prior to September 30, 2006, nothing in this Agreement shall be deemed to limit or prevent the Company Board from extending the date set forth in the Stay Pay Agreement upon which the employees’ rights to receive the Stay Pay Bonuses expires;

(vii)         except in the ordinary course of business and consistent with past practice, any cancellation, material modification, termination or grant of a material waiver of any material Permits or Material Contracts to which the Company or any of its Subsidiaries is a party;

(viii)        any change in the Tax elections made by the Company or any of its Subsidiaries or in any accounting method used by the Company or any of its Subsidiaries for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company or any of its Subsidiaries for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company or any of its Subsidiaries;

(ix)           any acquisition or disposition of any businesses or any properties or assets of any Person that are material, individually or in the aggregate, (whether by merger, consolidation or otherwise) by the Company or any of its Subsidiaries;

(x)            any grant of a Lien (other than Permitted Liens) on any material properties or assets of the Company or any of its Subsidiaries;

(xi)           other than the repayment of any Revolving Credit Loans (as such term is defined in the Credit Agreement) that may be outstanding at any time, payment of any principal of or interest on any indebtedness for borrowed money before the required date of such payment, cancellation of any indebtedness for borrowed money or waiver of any claims or rights of value greater than $250,000; provided that nothing in this Agreement will prevent or prohibit the Company and its Subsidiaries from making any payments required by the Credit Agreement;

(xii)          reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other ownership interests of the Company or any of its Subsidiaries or any options or other rights to acquire any of the foregoing;

(xiii)         other than Contracts entered into in the ordinary course of business consistent with past practice, any Contract requiring the payment to or by the Company or any of its Subsidiaries of consideration in excess of $250,000 in the aggregate under such Contract; provided that nothing in this Section shall prohibit the Company from responding to requests for proposals or submitting bids for new Contracts;

(xiv)        any Contract pursuant to which any Person is granted exclusive rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

(xv)         aggregate capital expenditures during the period between the date hereof and Closing in excess of 110% of the aggregate amount of capital expenditures set forth for such period on Section 6.6(b)(xv) of the Disclosure Schedule;

(xvi)        (i) any sale, assignment, lease, termination, abandonment, transfer, encumbrance or disposal of or grant of any security interest in and to any item of the Company-Owned Intellectual Property, in whole or in part; (ii) any granting of any license with respect to any Company-Owned Intellectual Property, other than the licensing of software that is Company-Owned Intellectual Property in the ordinary course of business; or (iii) other than in the ordinary course of business, any disclosure of any confidential Company-Owned Intellectual Property, unless such Company-Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(xvii)       complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii)      failure to maintain in full force and effect or failure to use reasonable best efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and the Company Subsidiaries and their respective properties, assets and businesses, taken as a whole; or

(xix)         any entry into any agreement or commitment to do any of the foregoing.

SECTION 6.7                 Access. Subject to applicable Law, the Company will, and will cause each of its Subsidiaries to, permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company and any of its Subsidiaries; provided, that any such access will be conducted at the Buyer’s expense and the Buyer will not have access to individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other legal privilege; provided, further, that such access will comply with all applicable Law and all applicable Real Property Leases.

SECTION 6.8                 Notice of Developments.

(a)           Each of the Buyer and the Company, as applicable, will promptly upon becoming aware thereof provide the other party with written notice of (i) any fact, event or occurrence existing as of the date hereof which should have been included in the Disclosure Schedule in order to make the representations and warranties set forth in this Agreement true and correct as of the date hereof, (ii) any fact, event or occurrence arising after the date hereof which would have been required to have been included in the Disclosure Schedule if such fact, event or occurrence existed as of the date hereof which did not arise out of a breach of this Agreement by the Company (a “Post-Signing Change”), (iii) any failure by it to comply in all material respects with any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iv) the occurrence of any matter or event which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including, in the case of the Buyer, any event that could reasonably be expected to make the Financing unavailable for any reason). In the event that the Company provides the Buyer with notice of a Post-Signing Change (a “Notice of Change”). Each Notice of Change shall be required to include a statement as to whether such Post-Signing Change would cause the condition set forth in Section 7.1(a) to fail to be satisfied as of the Closing (a “Closing Condition Change”). In the event that the Notice of Change states that a Post-Signing Change is a Closing Condition Change and Buyer nonetheless proceeds with the Closing, the Buyer will be deemed to have waived the condition to Closing set forth in Section 7.1(a) with respect to the Closing Condition Change. Except for the foregoing, no notice provided under this Section 6.8(a) will be deemed to cure any breach of representation, warranty or covenant or update the Disclosure Schedule or otherwise affect in any respect the rights and remedies of any party. Notwithstanding anything in this Agreement or the Indemnification Agreement to the contrary, none of the Indemnifying Parties will have any liability following the Closing (i) with respect to the Company’s breach or alleged breach of this Section 6.8(a) or (ii) with respect to any Post-Signing Change set forth in a Notice of Change delivered prior to the Closing unless and until the aggregate amount of Losses (as such term is defined in the Indemnification Agreement) arising out of such Post-Signing Changes exceeds $300,000, and then only to the extent such amount exceeds $300,000 and subject to the other limitations set forth in the Indemnification Agreement (including Section 3.2(b) thereof).

(b)           Each of the Company, the Buyer and Merger Sub will give prompt written notice to the other parties of any facts relating to such party which would make it necessary or advisable to amend the Proxy Statement in order to make the statements therein not misleading or to comply with applicable Law. The delivery of any notice pursuant to this Section 6.8 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c)           The Company will deliver to the Buyer as soon as practicable and any event within 15 Business Days after the end of each month following the date hereof, complete and correct copies of an unaudited consolidated balance sheet of WC Holdings and its Subsidiaries as at the end of such month, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the from period beginning of the then current fiscal year to the end of such fiscal month. Such financial statements will be prepared in a manner consistent with the past practices and internal policies of the Company and will fairly present, in all material respects, the consolidated financial condition of WC Holdings and its Subsidiaries at and for such period, subject to normal year-end adjustments (which adjustments are not expected to be material in amount); provided that no Person will have any liability for the failure of such financial statements to fairly present, in all material respects, the consolidated financial condition of WC Holdings and its Subsidiaries at and for such period unless such failure is the result of intentional misrepresentation or fraud on the part of the Company or any of its employees.

SECTION 6.9                 No Solicitation.

(a)           The Company will, and will cause each of its Affiliates to, and will instruct each of its and its respective Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)           From and after the date of this Agreement, without the prior consent of the Buyer, the Company will not, nor will it authorize or permit any of its Affiliates to, nor will it authorize or permit any of its or their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to lead to, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, that if, at any time prior to the date of the Special Meeting (the “Applicable Period”), the Board determines in good faith (after consultation with its outside counsel and financial advisor), that it is required to do so in order to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Company and its Representatives may, in response to the receipt by the Company after the date hereof of an unsolicited written bona fide Transaction Proposal (including, for the purposes of clarity, an unsolicited Transaction Proposal by any Person which previously submitted a Transaction Proposal prior to the date hereof) which in the good faith judgment of the Board is, or is reasonably likely to lead to, a Superior Proposal and which did not result from a breach of this Section 6.9 (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Transaction Proposal and (y) participate in discussions or negotiations regarding such Transaction Proposal, but in each case only if (1) the Company will have first received from the Person that made such Transaction Proposal a confidentiality agreement on terms no less restrictive than that signed by Fidelity National Financial, Inc. in connection with the transaction contemplated hereby, (2) the Company will have given the Buyer written notice of its intent to furnish such information or engage in such discussions at least one Business Day prior to taking such action and (3) subject to and to the extent of applicable Law, the Company will furnish to the Buyer any information furnished to such Person to the extent not previously furnished to the Buyer.

(c)           Without the prior written consent of the Buyer, the Board will not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Transaction Proposal or Superior Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Transaction Proposal or Superior Proposal (each, an “Acquisition Agreement”) or propose publicly or agree to do any of the foregoing, other than pursuant to the next sentence. Notwithstanding the foregoing, during the Applicable Period, (x) if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the Company Stockholders under applicable Law to take any action specified in clause (i) of the preceding sentence, it may take such action specified in clause (i) of the preceding sentence or (y) in response to a Superior Proposal which did not result from a breach of this Section 6.9, and provided that the Company is not in breach of this Section 6.9, if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the Company Stockholders under applicable Law to take any action specified in clause (ii) or (iii) of the preceding sentence (after taking into account any modifications to this Agreement proposed by the Buyer), it may take such action specified in clause (ii) or (iii) of the preceding sentence (any such action referred to in clause (x) or (y), a “Change in Recommendation”). Notwithstanding the foregoing, the Company may not take any of the actions set forth in clause (y) of the preceding sentence unless: (1) the Company has provided written notice to the Buyer advising the Buyer that the Company has received a Superior Proposal, such notice shall be provided as promptly as practicable after receipt thereof and shall specify the terms and conditions of such Superior Proposal in reasonable detail and identifying the Person making such Superior Proposal and, if in writing, providing a copy of such Superior Proposal, including any relevant Acquisition Agreement (a “Notice of Superior Proposal”); (2) the Buyer has not, within three Business Days of the Buyer’s receipt of the Notice of Superior Proposal, made an offer that the Board has determined in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Board will convene a meeting to consider any such offer by the Buyer promptly following the receipt thereof); (3) the Company has not violated any of the provisions of this Section 6.9 either intentionally or in a manner that is materially adverse to the Buyer; and (4) concurrently with taking the action set forth in clause (y), the Company terminates this Agreement, at the time of such termination, pays the Termination Fee.

(d)           In addition to the other obligations of the Company set forth in this Section 6.9, the Company will, as promptly as practicable after receipt thereof, advise the Buyer of the receipt of any Transaction Proposal, or any inquiry that would reasonably be expected to lead to a Transaction Proposal or of any request for information in connection with a possible Transaction Proposal, including the material details of any such Transaction Proposal, inquiry or request and the identity of the Person requesting such information or making such Transaction Proposal, and will keep the Buyer reasonably and promptly informed of the status of any such Transaction Proposal, inquiry or request or proposal and the substance of any discussions relating thereto. The Company will, as promptly as practicable after receipt thereof, provide the Buyer with copies of all correspondence or other written material sent or provided to the Company by any third party in connection with any Transaction Proposal, inquiry or request.

(e)           Nothing contained in this Section 6.9 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board (after consultation with its outside counsel), failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that this Section 6.9(e) will not affect the obligations of the Company and the Board under Section 6.9(c).

SECTION 6.10               Indemnification Following the Effective Time.

(a)           The Company and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (including, solely for these purposes, the Primrose Companies) as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will survive the Merger and will continue in full force and effect in accordance with their terms.

(b)           Prior to the Closing Date, the Company will purchase a six-year tail policy of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof, for a total cost not in excess of $180,000.

(c)           In the event that, following the Closing, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company and Merger Sub agree that reasonable provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations of the Company, including those set forth in this Section 6.10.

(d)           The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party covered by Section 6.10, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.11               Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Shares (including derivative securities with respect to Company Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 6.12               Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Company, the Buyer, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable (including, in the case of the Buyer, taking any reasonable action as may be necessary or appropriate to obtain the Financing or otherwise fund the payment of the Merger Consideration) and will not take any action that would reasonably be expected to result in any of the conditions to Closing set forth in Article VII not being satisfied. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the assets, properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

SECTION 6.13               Solvency Letter. The Buyer will furnish or cause to be furnished to the Company copies of any solvency letters or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement and will cause the Person providing any such letter to allow the Company to rely thereon.

SECTION 6.14               WC Minority Purchase Agreement. The Company (a) will not amend, modify or waive any provision or term of the WC Minority Purchase Agreement without the prior written consent of the Buyer and (ii) will use commercially reasonable best efforts to cause the consummation of the transactions contemplated by the WC Minority Purchase Agreement to occur pursuant to the terms thereof.

SECTION 6.15               Termination of Company 401(k) Plan. The Company will, and will cause each of its Subsidiaries to, take all appropriate actions to cease benefit accruals under and terminate the CompManagement, Inc. 401(k) Plan (the “Company 401(k) Plan”), and will, in the form and substance satisfactory to the Buyer, adopt written resolutions terminating the Company 401(k) Plan and fully vesting all participants under such plan effective immediately prior to the Closing. As soon as administratively practicable following the Closing, employees of the Surviving Corporation or any of its Subsidiaries who were eligible to participate in the Company 401(k) Plan shall be eligible to participate in a 401(k) plan sponsored by the Buyer or any Affiliate thereof (the “Buyer 401(k) Plan”) on the same terms as similarly situated employees of the Buyer. The Buyer will cause the Buyer 401(k) Plan to (i) following receipt of a determination letter issued by the IRS to the effect that the termination of the Company’s 401(k) Plan does not adversely effect its prior qualification, accept eligible rollover distributions (including loans) from the Company 401(k) Plan with respect to employees of the Surviving Corporation or any of its Subsidiaries and (ii) credit each employee of the Surviving Corporation or any of its Subsidiaries with service credited under the Company 401(k) Plan as of the Closing Date for purposes of eligibility and vesting under the Buyer 401(k) Plan.

SECTION 6.16               Intercompany Agreement.

(a)           Except as contemplated by Section 6.16(b), any agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries or stockholders (other than the Company or a Subsidiary of the Company), on the other hand, will be terminated at or prior to the Closing, and any amounts or obligations owing by the Company or any of its Subsidiaries under such terminated agreements will be canceled at such time without any payment being made in respect thereof.

(b)           The parties acknowledge and agree that the Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, among Security Capital, Capital Partners, Inc. and the Company (as amended prior to the date hereof, the “Capital Partners Advisory Services Agreement”), will be terminated as of immediately prior to the Closing without liability to the Company or its Subsidiaries other than the requirement that the Company comply with its obligations in the next sentence. The Company will, at the Closing, pay to Capital Partners, Inc. (i) any portion of the Advisory Fee (as such term is defined in the Capital Partners Advisory Services Agreement) payable by the Company to Capital Partners, Inc. in connection with the post-Closing period and (ii) the Incentive Sale Bonus (as such term is defined in the Capital Partners Advisory Services Agreement) (clauses (i) and (ii) collectively, the “Capital Partners Fees”). Notwithstanding the foregoing, in the event that the Closing has not occurred (and is not expected to occur) on or prior to September 30, 2006, nothing in this Agreement shall be deemed to limit or prevent the Company Board from extending the date set forth in the Capital Partners Advisory Services Agreement upon which Capital Partners, Inc.’s right to receive the Incentive Sales Bonus expires.

SECTION 6.17               Tax Returns. The Company and its Subsidiaries will file all material Tax Returns required to be filed after the date of this Agreement and on or before the Closing Date and will pay any Taxes shown as due thereon.

SECTION 6.18               Adjustment Certificate. No later than one (1) Business Day prior to the Mailing Date, the Company shall deliver to the Buyer a certificate (the “Adjustment Certificate”) setting forth (i) an updated estimate of the Special Meeting Expenses (taking into account the fees and expenses incurred by the Company between the date hereof and the date of delivery of the Adjustment Certificate and provided that in no event shall the updated estimate of the Special Meeting Expenses be less than the actual amount of fees and expenses incurred by the Company between the date hereof and the date of delivery of the Adjustment Certificate) (such estimate, the “Revised Estimated Special Meeting Expenses”), (ii) the Target Date Debt Amount and (iii) the Company’s calculation of the Special Meeting Expenses Adjustment Amount, the Debt Adjustment Amount, the Aggregate Adjustment Amount, the WC Adjustment Amount, the Per Share Adjustment Amount and the Per Share WC Adjustment Amount. The Company shall be required to consult with the Buyer regarding the information to be set forth in the Adjustment Certificate prior to finalizing and delivering the Adjustment Certificate. The calculation of the Revised Estimated Special Meeting Expenses, the Target Date Debt Amount, the Special Meeting Expenses Adjustment Amount, the Debt Adjustment Amount, the Aggregate Adjustment Amount, the WC Adjustment Amount, the Per Share Adjustment Amount and the Per Share WC Adjustment Amount set forth in the Adjustment Certificate and the WC Adjustment Certificate shall be binding on the parties, except to the extent of manifest error or fraud; provided that nothing in this sentence shall limit the Buyer’s indemnification rights under the Indemnification Agreement.

SECTION 6.19               Closing Payments.

(a)           Concurrently with the Closing, the Company will terminate the Credit Agreement and pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts on all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (including any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its Subsidiaries in connection with such termination or payment.

(b)           Concurrently with the Closing, the Company will pay the 30% portion of the Stay Pay Bonuses to the employees who at such time are eligible to receive Stay Pay Bonuses; provided that the Company will pay 100% of the Stay Pay Bonus payable to the Person set forth on Section 6.19(b) of the Disclosure Schedule (if at such time such Person is eligible to receive the Stay Pay Bonus) in accordance with the Stay Pay Agreement entered into with such Person.

(c)           Concurrently with or prior to the Closing, the Company will pay the UBS Fee, the Hill Street Capital Fee, the Company Legal Fees and the Special Meeting Expenses, in each case, to the extent then outstanding.

(d)           Concurrently with the Closing, the Company will pay any portion of the Settlement Payments that is required to be paid in connection with the consummation of the Merger.

(e)           For purposes of this Agreement, (i) the payments contemplated by Sections 6.19(a), 6.19(b), 6.19(c) and 6.19(d) and (ii) amounts payable by the Company (or WC Holdings) under the WC Minority Purchase Agreement (A) in respect of the purchase price for the shares purchased and options terminated thereunder and (B) in respect of any other matter requiring payment thereunder, are collectively referred to in this Agreement as the “Closing Payments”.

(f)            Prior to the Closing Date, the Company will pay the Primrose Dividend.

SECTION 6.20               Swap Agreement. At the Buyer’s election, the Company shall either (a) terminate the Swap Agreement prior to the Closing or (b) use commercially reasonable efforts to keep the Swap Agreement in full force and effect after the Closing; provided that (i) it shall not be deemed a breach of this Agreement if Bank One, N.A. requires the Company to terminate such Swap Agreement as a result of the consummation of the Merger and/or the transactions contemplated by Section 6.19(a) and (ii) if the Buyer has not made an election under this Section 6.20 on or prior to the Mailing Date, the Buyer shall be deemed to have elected to terminate the Swap Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

SECTION 7.1                 Conditions to Obligations of the Buyer and Merger Sub. The obligation of the Buyer and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)           The representations and warranties of the Company set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(b)           The Company will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. The Buyer will have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)           The Company will have consummated the transactions contemplated by the WC Minority Purchase Agreement in the manner provided for therein; provided that any waiver by the Buyer of this condition shall be deemed to be an express waiver by the Buyer

(without the reservation of any indemnification rights in respect therewith) of each representation, warranty, covenant and agreement set forth in this Agreement that is contingent on the consummation of the transactions contemplated by the WC Minority Purchase Agreement (e.g., termination of the WC Stockholders Agreement).

(d)           Concurrently with the Closing, the Company will make the Closing Payments. Notwithstanding anything in this Agreement (including Section 6.19) to the contrary, in the event that the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, as of immediately prior to the Closing (but prior to paying the Closing Payments) is less than the aggregate amount required to pay all of the Closing Payments, then (i) immediately prior to the Closing, the Company will pay all of the Closing Payments for which it has sufficient cash and cash equivalents to pay and (ii) simultaneously with the Closing, the Buyer will pay all of the Closing Payments that were not paid by the Company.

(e)           This Agreement will have been adopted (i) by the holders of a majority in voting power of the outstanding Company Shares voting as a single class and (ii) in the event of a Change of Recommendation prior to the Stockholder Vote (unless thereafter the Board has reinstated the Board Recommendation), by the holders of a majority in voting power of the outstanding Company Shares other than the Company Shares held by the Majority Stockholders (the approvals in (i) and (ii), collectively, the “Stockholder Approval”).

(f)            All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(g)           No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Buyer and Merger Sub will have used all commercially reasonable efforts to have any such Order vacated.

(h)           The Buyer will have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

(i)            All consents set forth in Exhibit B will have been obtained by the Company.

(j)            The Indemnification Agreement and the Escrow Agreement will be in full force and effect.

SECTION 7.2                 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company of the following conditions:

(a)           The representations and warranties of each of the Buyer and Merger Sub set forth in this Agreement will be true and correct in all respects as of the date of this

Agreement and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially adversely affect the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company will have received a certificate signed on behalf of each of the Buyer and Merger Sub by a duly authorized executive officer of each of the Buyer and Merger Sub, respectively, to such effect.

(b)           The Buyer and Merger Sub will have performed in all respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date except such failures to perform as do not materially adversely affect the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company will have received a certificate signed on behalf of the Buyer and Merger Sub by a duly authorized executive officer of each of the Buyer and Merger Sub, respectively, to such effect.

(c)           The Company will have delivered to the Buyer a certificate complying with the Code and the Treasury Regulations, duly executed and acknowledged, certifying that the Company Shares are not U.S. real property interests.

(d)           The Stockholder Approval will have been obtained.

(e)           All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(f)            No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Company will have used all commercially reasonable efforts to have any such Order vacated.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

SECTION 8.1                 Termination of Agreement. This Agreement may be terminated (notwithstanding the receipt of the Stockholder Approval) as follows (the date of such termination, the “Termination Date”):

(a)           by mutual written consent of the Buyer and the Company at any time prior to the Effective Time;

(b)           by either the Buyer or the Company, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action has become final and nonappealable;

(c)           by either the Buyer or the Company, if the Merger does not occur on or before September 30, 2006 (the “Drop Dead Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to occur by such time; provided, further, in the event that the Merger has not occurred on or before September 30, 2006 solely as result of the failure of the Company to have (i) held the Special Meeting on or before September 30, 2006 and/or (ii) obtained all of the consents set forth in Exhibit B (clauses (i) and (ii) collectively, the “Specified Conditions”), the Drop Dead Date shall automatically be extended to the fifth (5th) Business Day after the satisfaction of the Specified Conditions; provided, further, in no event shall the Drop Dead Date be extended past October 31, 2006 without the mutual written consent of the Buyer and the Company;

(d)           by either the Buyer or the Company, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment thereof;

(e)           by the Buyer if (i) the Board has effected a Change in Recommendation or (ii) the Company or the Board has breached any of their respective obligations under Section 6.9 either intentionally or in a manner that is materially adverse to the Buyer;

(f)            by the Buyer, if the Company has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied;

(g)           by the Company, if the Buyer and/or Merger Sub has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied;

(h)           by the Buyer if the WC Minority Purchase Agreement is terminated or breached by any party thereto (and such breach has not been cured within 10 Business Days of notice of such breach) such that the closing conditions set forth in the WC Minority Purchase Agreement would not be satisfied; or

(i)            by the Company in the circumstances described in the last sentence of Section 6.9(c).

SECTION 8.2                 Certain Fees and Expenses.

(a)           Termination Expenses and Termination Fee.

(i)            If (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and, in either case, this Agreement is subsequently terminated pursuant to Section 8.1(c) or Section 8.1(h), then the Company will pay the Buyer an amount equal to the Termination

Expenses and, further, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(ii)           If, prior to or at the Stockholder Vote, (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and, in either case, this Agreement is subsequently terminated pursuant to Section 8.1(d), then the Company will pay the Buyer an amount equal to the Termination Expenses and, further, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(iii)          If this Agreement is terminated by the Buyer pursuant to Section 8.1(e), then the Company will pay the Buyer an amount equal to the Termination Fee.

(iv)          If this Agreement is terminated pursuant to Section 8.1(f), then the Company will pay the Buyer an amount equal to the Termination Expenses and if, prior to the time of such termination (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and in either case, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(v)           If this Agreement is terminated pursuant to Section 8.1(g), then the Buyer will pay the Company an amount equal to the Company Expenses.

(vi)          If this Agreement is terminated pursuant to Section 8.1(i), then the Company will pay the Buyer the payments described in the last sentence of Section 6.9(c).

(b)           Except in the case of termination under Section 8.2(a)(iii) and Section 8.2(a)(vi), the Termination Fee and the Termination Expenses, as applicable, will be paid to the Buyer by the Company in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment. In the case of termination under Section 8.2(a)(iii), the Termination Fee will be paid to the Buyer by the Company in immediately available funds within thirty calendar days after the date of the event giving rise to the obligation to make such payment.

(c)           The Company Expenses will be paid to the Company by the Buyer in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment.

(d)           As used in this Agreement, “Termination Expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket Expenses of the Buyer and Merger Sub and their respective Affiliates incurred in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, “Termination Fee” means an amount equal to (i) $5,814,945 minus (ii) the aggregate amount of Termination Expenses previously paid by the Company to the Buyer. As used in this Agreement, “Company Expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket Expenses of the Company and its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.3                 Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than as set forth in Section 8.2) on the part of the Buyer, Merger Sub or the Company (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 8.2, 9.1, 9.6, 9.7, 9.8, 9.11, 9.14, 9.15 and this Section 8.3 will survive any termination hereof pursuant to Section 8.1. Nothing herein shall relieve the parties of any liability for any breaches of representations, warranties, covenants or agreements set forth in this Agreement that occur prior to the termination of this Agreement; provided, however, that the payment by the Company of a Termination Fee, if applicable, will be considered liquidated damages for any breach by the Company of this Agreement and in the event of such payment the Company will not have any other Liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.4                 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of the Buyer, by its board of directors, in the case of Merger Sub, by its Board of Directors, and in the case of the Company, by its Board of Directors, at any time before or after the receipt of the Stockholder Approval, but, after any such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub and the Company.

SECTION 8.5                 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, the Buyer (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Buyer (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Buyer by its duly authorized officer. At any time prior to the Effective Time, whether before or after the Special Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or Merger Sub or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1                 Press Releases and Public Announcement. In connection with any proposed press release or public announcement, (a) neither the Buyer nor Merger Sub will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of the Company and (b) the Company will not issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of the Buyer; provided, that the Company or the Buyer may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable national securities exchange after consultation with legal counsel, in which case the disclosing party will advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure; provided, further, that nothing in this Section 9.1 will restrict the ability of any Person from preparing and filing with the SEC a Schedule 13D or any amendments to Schedule 13D that such Person believes in good faith is required to be filed by applicable Law.

SECTION 9.2                 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 6.10, which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein.

SECTION 9.3                 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 9.4                 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by the Buyer or Merger Sub, the Company, and, in the case of assignment by the Company, the Buyer; provided, that the Buyer may assign the rights of the Merger Sub or its rights hereunder to any other Person without the consent of the Company so long as (a) the Buyer remains liable for all of its obligations hereunder and (b) such assignment does materially adversely affect the ability of the parties to timely consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 9.5                 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.6                 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Company, to:

Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423
Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer

with copies to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	(212) 309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.

and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Richards, Layton & Finger, P.A.
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.

If to the Buyer or Merger Sub, to:

Sedgwick CMS Holdings, Inc.
c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Sedgwick CMS Holdings, Inc.
Facsimile:	(904) 357-1026
Attention:	Christopher A. Rose, Senior Vice President
with copies to:

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street
New York, New York 10019
Facsimile:	(212) 424-8500
Attention:	Robert S. Rachofsky, Esq. and
Gary D. Boss, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

SECTION 9.7                 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 9.8                 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURT. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

SECTION 9.9                 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10               Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

SECTION 9.11               Expenses. Except as otherwise provided in this Agreement (including Sections 3.5(d), 6.3, 6.10, 6.13 and 8.2), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 9.12               Indemnification; Survival of Representations, Warranties and Agreements. After the Effective Time, the indemnification provisions set forth in the Indemnification Agreement will be the sole and exclusive remedy at law or equity of the Buyer or Merger Sub for any breach by the Company or its Affiliates (including the Company Stockholders) of any representation, warranty, covenant or agreement in this Agreement or in any instrument delivered pursuant to this Agreement. Except as otherwise expressly provided in the Indemnification Agreement, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

SECTION 9.13               Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 9.14               Limited Recourse. Notwithstanding anything in this Agreement to the  contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

SECTION 9.15               Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity; provided that the Buyer shall not be entitled to seek specific performance of Section 6.6(b)(xiii).

SECTION 9.16               Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.17               Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.17.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

SEDGWICK CMS HOLDINGS, INC.

By:          /s/ Paul J. Posey, Jr.

Name:   Paul J. Posey, Jr.

Title:   Secretary

MERGER SUB:

GOSC MERGER CORP.

By:          /s/ Donald W. Burkett

Name:   Donald W. Burkett

Title:   Treasurer

COMPANY:

SECURITY CAPITAL CORPORATION

By:          /s/ Brian D. Fitzgerald

Name:   Brian D. Fitzgerald

Title:   President and CEO